Exhibit 10.2

Performance Vesting Options

April 26, 2012

Timothy G. Biltz

1989 Carmel Road

Charlotte, NC 28226-5021

Dear Tim:

Pursuant to the Lumos Networks Corp. 2011 Equity and Cash Incentive Plan (the “Plan”), the Plan’s administrative committee (the “Committee”) granted to you, on April 26, 2012 (the “Date of Grant”), this Incentive Stock Option (“Option”) to purchase 250,000 shares of Common Stock, par value $.01, of Lumos Networks Corp. (the “Company”) (the “Award”) at an Exercise Price of $8.73 per share.  Your Option is intended to be an Incentive Stock Option.

Your Option will be treated as an Incentive Stock Option only to the extent that (i) the number of Award shares with respect to which this Option and any other Incentive Stock Options granted to you become exercisable for the first time in any calendar year multiplied by (ii) the Exercise Price of the Option does not exceed one hundred thousand dollars ($100,000) (or such other amount as is set as the limit for Incentive Stock Options).  To the extent such dollar limitation is exceeded in any calendar year, then this Option may nevertheless be exercised as a Non-Qualified Stock Option for the excess number of Award shares.  You may direct that any exercise of this Option be deemed an exercise of the Incentive Stock Option or the Non-Qualified Stock Option portion to the extent available hereunder.

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control.  All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued employment with the Company and its Subsidiaries on and after the Date of Grant until the applicable vesting date set forth below, your Option  will vest and become exercisable as follows (the “Performance Vesting Schedule”):

With respect to 50% of the Award shares (the “Tranche 1 Options”) on the earlier of (i) the first date on which the closing price of a share of the Company's Common Stock equals or exceeds $17.50 (the “Tranche 1 Price Threshold”) for no less than twenty (20) trading days during the thirty (30) consecutive trading day period ending on such date and (ii) December 31, 2018; and

With respect to the remaining 50% of the Award shares (the “Tranche 2 Options”) on the earlier of (i) the first date on which the closing price of a share of the Company's Common Stock equals or exceeds $22.50 (the “Tranche 2 Price Threshold”) for no less than twenty (20) trading days during the thirty (30) consecutive trading day period ending on such date and (ii) December 31, 2018.

The closing price of a share of the Company’s Common Stock upon which the Performance Vesting Schedule is based shall be adjusted as the Committee shall determine to be equitably required in the event (a) there occurs a reorganization, recapitalization, stock split, spin-off, split-off, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or distribution to stockholders other than a normal cash dividend; (b) the Company engages in a transaction Code Section 424 describes; or (c) there occurs any other transaction or event which, in the judgment of the Board, necessitates such action.    The issuance by the Company of stock of any class, or securities convertible into stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the closing price of a share of the Company's Common Stock upon which the Performance Vesting Schedule is based.

Your Option also will vest and become exercisable upon a Change in Control prior to December 31, 2018, so long as (x) you remain employed with the Company and its Subsidiaries from the Date of Grant until such Change in Control and (y) the per share price the shareholders will receive for their Common Stock in connection with the Change in Control equals or exceeds the Tranche 1 Price Threshold with respect to the Tranche 1 Options and the Tranche 2 Price Threshold with respect to the Tranche 2 Options.  If you remain employed with the Company and its Subsidiaries from the Date of Grant until a Change in Control occurring prior to December 31, 2018 but the per share price the shareholders will receive for their Common Stock in connection with the Change in Control does not equal or exceed the Tranche 1 Price Threshold with respect to the Tranche 1 Options and/or the Tranche 2 Price Threshold with respect to the Tranche 2 Options, your Option will vest upon such Change in Control but the Option will only become exercisable on the earlier of (i) the first date prior to the Expiration Date on which the Fair Market Value of a share of the Company’s Common Stock equals or exceeds the Tranche 1 Price Threshold with respect to the Tranche 1 Options and/or the Tranche 2 Price Threshold with respect to the Tranche 2 Options and (ii), provided you remain employed with the Company and its Subsidiaries from the Date of Grant until such date, December 31, 2018.

In addition to the Performance Vesting Schedule above, the following enhanced vesting provisions shall also apply to your Award shares.  In the event the Company terminates your employment involuntarily and without Cause in contemplation of or within nine (9) months after a Change in Control, as defined in the Plan, then your entire Option, to the extent not vested previously, will fully vest immediately prior to your Termination Date.  Your employment will be considered to have been terminated “in contemplation of” a Change in Control only if the Company makes a public announcement or files a report or proxy statement with the Securities and Exchange Commission disclosing a transaction or series of transactions which, if completed, would constitute a Change in Control and your employment is terminated by the Company without Cause during the period beginning with such disclosure and ending the earlier of (x) the date that the Board, acting in good faith, adopts a resolution stating that the transaction or series of transactions will not be completed or (y) the date that such transaction or series of transactions is completed.  In that event, your Option will become vested immediately prior to your Termination Date but will only become exercisable, to the extent not exercisable previously, on the first date prior to the Expiration Date on which the Fair Market Value of a share of the Company’s Common Stock equals or exceeds the Tranche 1 Price Threshold with respect to the Tranche 1 Options and/or the Tranche 2 Price Threshold with respect to the Tranche 2 Options.  You will not be entitled to receive the enhanced vesting provisions if your employment terminates on account of your death, disability, retirement, termination by the Company for Cause or your voluntary resignation for whatever reason.

For purposes of this Agreement, on and after a Change in Control, if the shares of the Company’s Common Stock are traded on any national stock exchange or quotation system (including NASDAQ), the Fair Market Value of a share of the Company’s Common Stock will not be deemed to equal or exceed the applicable Tranche 1 or Tranche 2 Price Threshold until the first date on which the closing price of a share of the Company’s Common Stock equals or exceeds the applicable Tranche 1 or Tranche 2 Price Threshold for no less than twenty (20) trading days during the thirty (30) consecutive trading days ending on such date.  If the shares of the Company’s Common Stock are not so traded on and after a Change in Control, the Committee in its sole discretion shall determine the Fair Market Value of a share of the Company’s Common Stock for purposes of your Option.

Subject to the terms of the Plan, the vested portion of your Option will remain available for purchase until the tenth anniversary of the Date of Grant (the “Expiration Date”) to the extent exercisable before such Expiration Date.  Any vested portion of your Award that does not become exercisable or, having become exercisable, is not exercised prior to the Expiration Date shall be forfeited with no further compensation due to you.  Additionally, unless otherwise provided by the Committee, any portion of your Option that is not vested as of your Termination Date shall be forfeited with no further compensation due to you.

All or part of the exercisable Options may be exercised by you upon (a) your written notice to the Company of exercise and (b) your payment of the Exercise Price and any applicable withholding taxes in full at the time of exercise in any manner provided for under the terms of the Plan.

By accepting this Award, you agree to be bound by the following confidentiality and non-solicitation restrictions:

Confidentiality

You understand and acknowledge that during your employment with the Company, you have been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below).  In order to protect the Confidential Information, you will not, during your employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with your employment by the Company.  You will not at any time use any Confidential Information for your own benefit or the benefit of any person except the Company.  At the end of your employment with the Company, you will surrender and return to the Company any and all Confidential Information in your possession or control, as well as any other Company property that is in your possession or control.  The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories: (a) trade secrets; (b) lists and other information about current and prospective customers; (c) plans or strategies for sales, marketing, business development, or system build-out; (d) sales and account records; (e) prices or pricing strategy or information; (f) current and proposed advertising and promotional programs; (g) engineering and technical data; (h) the Company’s methods, systems, techniques, procedures, designs, formula, inventions and know-how; (i) personnel information; (j) legal advice and strategies; and (k) other information of a similar nature not known or made available to the public or the Company’s competitors.  “Confidential Information” shall also include any such information that you may prepare or create during your employment with the Company, as well as such information that has been or may be created or prepared by others.  This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or Confidential Information.

Non-Solicitation

While you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding 12 month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the foregoing acts.  Additionally, while you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any wireline telecommunication services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Executive’s employment with the Company.

In the event you breach any of foregoing confidentiality or non-solicitation restrictions, in addition to any contractual or common law right the Company may have against you, you will waive and forfeit any and all rights to any further benefits under this letter or under the Plan and you will repay the Company for any benefit you may have already received under this letter or under the Plan.

Stock Ownership Requirement

The Company has established Common Stock Ownership and Retention Guidelines for Directors and Officers (the “Guidelines”) to emphasize the link between officers and the long-term interests of shareholders of the Company and to enhance the Company’s image by openly communicating to investors, market analysts and the public that officer interests are tied directly to the long-term success of the Company through personal capital investment in Company stock.  By accepting this Award, you acknowledge that you have received a copy of the Guidelines and agree to adhere to the terms and conditions contained therein.

By accepting this Award, you acknowledge and agree that you will accumulate and hold shares of the common stock, $.01 par value per share, of the Company pursuant to the Guidelines. If you are promoted into another position, you acknowledge and agree that you will accumulate and hold additional shares pursuant to the Guidelines.  Prior to any sale of your stock, you agree to seek clearance and to notify the Company’s Chief Financial Officer that you will not go below your target stock ownership level (other than sales to pay taxes permitted by this letter).  You are also expected to comply with all relevant securities regulations at the time of any sale of Company stock.

You also agree to certify as the Committee requests whether or not you are in compliance with the Guidelines. You agree that until such time as you have reached your stock ownership guideline, you will hold 100% of the shares of common stock received upon lapse of the restrictions upon restricted stock and upon exercise of stock options (net of any shares utilized to pay for tax withholding and the exercise price of the option).  You also agree to sell or otherwise dispose of any Company stock you own once your stock ownership level is met only to the extent that your remaining holdings do not fall below the minimum stock ownership level.  The Committee, in its sole discretion, can make hardship exceptions to the Guidelines or to permit sales pursuant to Rule 10b5-1 sales plans to the extent the Committee deems appropriate.  The Committee reserves the right to interpret, modify or terminate the Guidelines at any time except that no such change or modification will adversely affect you without your prior consent.

The Company may impose any additional conditions or restrictions on the Award or the exercise of the Option, as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.  The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan.  The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company, if such agreement or other relationship exists.

Please sign and return a copy of this agreement to Joe Leigh, Vice President, Human Resources, designating your approval of this letter.  This acknowledgement must be returned within thirty (30) days.  Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of this letter and the Plan.

Very truly yours,

LUMOS NETWORKS CORP.

By: ____________________________________

ACKNOWLEDGED AND ACCEPTED

_______________________________________

Dated: _________________________________

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